News Release

Air Products and Chemicals, Inc.	Exhibit 99.1
7201 Hamilton Boulevard Allentown, PA 18195-1501

Air Products Revises Outlook for Fiscal 2008 Fourth Quarter

The company will host a teleconference on this announcement at 8:00 a.m. EDT today.
Access the teleconference by calling (719) 325-4801 and entering passcode 8057408 or listen on the Web: www.airproducts.com/Invest/financialnews/confcall.htm.

LEHIGH VALLEY, Pa. (September 23, 2008) – Based on current financial data, Air Products (NYSE:APD) today announced that it anticipates posting fiscal 2008 fourth quarter diluted earnings per share (EPS) from continuing operations in the range of $1.24 to $1.26. The company’s previous earnings expectations for the fourth quarter were in the range of $1.37 to $1.42.

This revised outlook for the quarter is primarily attributable to the following factors:

•	A fire sustained at the company’s Ulsan, Korea nitrogen trifluoride (NF3) production facility required the plant to be shut down and is expected to impact fourth quarter EPS by $0.05. Air Products has been able to continue supplying NF3 to its customers. The company anticipates bringing the Ulsan plant back online beginning in January 2009.

•	Hurricanes Gustav and Ike reduced short-term demand from U.S. Gulf Coast customers and drove temporary increases in operational costs. This is expected to affect fourth quarter EPS by $0.05.

•	The continued strengthening of the dollar against the Euro and Pound Sterling is expected to negatively impact fourth quarter EPS by $0.03.

•	The slowdown in both semiconductor foundry and liquid crystal display (LCD) manufacturing has lowered demand for electronic equipment and materials and is expected to impact fourth quarter EPS by $0.03.

•	Further weakening of the manufacturing environment in Europe has slowed sales and is expected to reduce fourth quarter EPS by $0.03.

•	The company expects to see a favorable tax rate due to lower taxable income, which is expected to favorably impact fourth quarter EPS by $0.03.

Commenting on the revised outlook, Chairman, President and Chief Executive Officer John McGlade said, “Despite the fire, the hurricanes and a challenging economic environment, our financial position remains strong. With our capital spending increasing, a strong backlog of projects, and growing needs for industrial gases in the energy markets, we are very confident in our future growth. We remain committed to achieving double-digit earnings growth while continuing to improve our margins and returns.”

Air Products today published current business information addressing the quarter-to-date period on its Web site at www.airproducts.com/Invest/financialnews/current.htm.

The company will provide fiscal 2008 fourth quarter financial results on Wednesday, October 22, 2008, before the stock market opens and will host a teleconference later that day at 10:00 a.m. Eastern Daylight Time (EDT).

Live teleconference:	(719) 325-4747
Passcode:	1462434

Internet broadcast/slides: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm

A replay will be available via both the telephone and Internet from 2:00 p.m. EDT on October 22 through midnight on October 29.

Telephone replay: (888) 203-1112 (domestic) or (719) 457-0820 (international)
Passcode: 1462434
Internet replay:
www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of $10 billion, operations in over 40 countries, and 22,000 employees around the globe. For more information, visit www.airproducts.com.

NOTE: The information above contains “forward-looking statements” including, without limitation, statements about the Company’s expected fiscal fourth quarter results. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this document. Market conditions will continue to evolve, and additional investigation of damage from the fire and hurricanes and September results could impact the estimates provided today. The Company does not intend to update this information until it announces fiscal fourth quarter results. Events or results described in forward-looking statements may be influenced by many factors not anticipated by management, including without limitation, overall economic and business conditions different than those currently anticipated; future financial and operating performance of major customers and industries served by the Company; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or a natural disaster; the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; unanticipated contract terminations or customer cancellation or postponement of projects or sales; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.

Investor Inquiries:

Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.